InspireMD’s CGuard™ Carotid Embolic Prevention System
Featured at the SOLACI CACI Congress
of Cardiology 2017 in Buenos Aires

CGuardTM EPS procedure recorded and broadcast to the entire congress

Tel Aviv, Israel – August 3, 2017 - InspireMD, Inc. (NYSE MKT:NSPR) (NYSE MKT:NSPR.WS) (“InspireMD” or the “Company”), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced that an endovascular interventional procedure featuring the CGuard™ EPS performed by the team of Dr. Anibal Damonte, Interventional Cardiologist, Director of Interventional Cardiology at the Cardiovascular Institute of Rosario, and Vice President of the Argentine College of Interventional Cardiology, as well as Dr. Maximiliano Rossi, Interventional Cardiologist at the Cardiovascular Institute of Rosario was recorded and broadcast at the SOLACI CACI Congress of Cardiology 2017 (SOLACI CACI ’17) in Buenos Aires. The case, entitled “Self Expanding Stent to Avoid Distal Embolization: Carotid InspireMD Stent Case presentation,” was displayed to the entire congress.

SOLACI CACI ’17 is the official annual meeting of the Latin American Society of Interventional Cardiology and the Argentinian School of Interventional Cardiologists, and is the largest meeting of cardiologists and interventional cardiologists in Latin America. SOLACI CACI ’17 is taking place from August 2-4, 2017.

Dr. Anibal Damonte, commented, “The CGuardTM EPS performed exceedingly well in a challenging case. The MicroNetTM technology enables us to treat carotid artery disease safely in cases that would not have been possible with conventional carotid stents.”

“We are proud to have been selected to have our CGuard™ EPS featured in an endovascular interventional procedure to the entire congress at SOLACI CACI ’17,” said James Barry, PhD, Chief Executive Officer of InspireMD. “We are truly honored and grateful to have Dr. Damonte and Dr. Rossi, two of the top key opinion leaders in Latin America perform this procedure. We believe the selection of a clinical case conducted with CGuardTM by the Congress organizers further illustrates the growing interest and support for our technology.”

Additionally, InspireMD, is hosting an event to provide local distributor training, in addition to its booth on the general floor of SOLACI CACI ’17 featuring the Company’s MicroNet™ technology including CGuard™ Embolic Prevention System and MGuard Prime™.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE MKT under the ticker symbol NSPR and certain warrants are quoted on the NYSE MKT under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com